Exhibit 10.1

AMENDMENT NO. 9 AGREEMENT

This Amendment No. 9 Agreement (this “Amendment”) is dated as of December 7, 2018 by and between Dominion Capital LLC (the “Holder”) and DPW Holdings, Inc., a Delaware corporation (the “Company”).

Recitals

A.	The Company has executed various documents concerning credit extended by the Holder, including, without limitation, the Securities Purchase Agreement dated as of May 15, 2018 (the “May Agreement”), the Transaction Documents (as defined in the May Agreement)) and, more specifically, the Senior Secured Convertible Promissory Note dated May 15, 2018 and originally due November 15, 2018 (the “May Note”), the Senior Secured Convertible Promissory Note dated July 2, 2018 and due January 1, 2019 (the “July Note”) acquired pursuant to a Securities Purchase Agreement dated as of July 2, 2018 and the Senior Secured Convertible Promissory Note dated September 2, 2018 (the “September Note”) acquired pursuant to a Securities Purchase Agreement dated as of September 2, 2018, as such documents have been amended to date.

B.	The Holder and the Company desire to further amend the May Note as set forth herein.

NOW, THEREFORE, for TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the May Note, the July Note and the September Note, as applicable, and the other Transaction Documents.

2.	Amendments to May Note. The May Note is hereby amended as follows:

a.	By replacing Section 2(f), which currently provides (as modified by Amendment No. 8 Agreement):

f)       Amortization. Commencing on January 2, 2019 and continuing every month thereafter on the first Business Day of such month for a period of twelve (12) months (each, an “Amortization Payment Date”), the Company shall redeem the principal amount of $309,192.71 plus accrued but unpaid interest of $41,924.43 for eleven (11) payments and the principal amount of $1,011,426.83 plus accrued but unpaid interest of $41,924.43 for the twelve (12th) payment in accordance with the Amortization Payment Schedule set forth on Schedule 2(f) (each, an “Amortization Payment”). Each Amortization Payment shall be made in cash or Bitcoin in the amounts set forth on Schedule 2(f) hereto. Any outstanding unpaid principal and accrued interest on this Note as of the Maturity Date will be due and payable on the Maturity Date in cash. The two payments that had been due and are currently in arrears from September 30 and October 31, 2018 each in the amount of $309,192.71 principal and $41,924.43 interest shall be satisfied by the issuance of 1,097,241 common shares per each payment due as requested by the Holder, provided, that there is an effective registration statement covering such shares or an exemption from registration. Should the Holder not have requested these payments in the shares noted herein by December 14, 2018, the Company shall remit USD via wire transfer in available funds $877,792.86 or Bitcoin of $965,572.15 by December 17, 2018 in full satisfaction of the two payments due in accordance to terms of the May Note.

And substituting in lieu thereof:

f)       Amortization. Commencing on January 2, 2019 and continuing every month thereafter on the first Business Day of such month for a period of twelve (12) months (each, an “Amortization Payment Date”), the Company shall redeem the principal amount of $309,192.71 plus accrued but unpaid interest of $41,924.43 for eleven (11) payments and the principal amount of $1,011,426.83 plus accrued but unpaid interest of $41,924.43 for the twelve (12th) payment in accordance with the Amortization Payment Schedule set forth on Schedule 2(f) hereto (each, an “Amortization Payment”). Each Amortization Payment shall be made in cash or Bitcoin in the amounts set forth on Schedule 2(f) hereto. Any outstanding unpaid principal and accrued interest on this Note as of the Maturity Date will be due and payable on the Maturity Date in cash. The two Amortization Payments that were due and are currently in arrears from September 30, 2018 and October 31, 2018, each in the principal amount of $309,192.71 and interest of $41,924.43 (each, a “December Payment,” and collectively, the “December Payments”), shall be satisfied by the issuance of an aggregate of 1,097,241 shares of Common Stock per each December Payment due (collectively, the “December Shares”), as requested by the Holder, in its sole discretion, in whole or in part, provided, that there is an effective registration statement covering such December Shares. Should the Holder not have requested payment of the December Payments in the December Shares noted herein by December 14, 2018, the Company shall remit to the Holder USD via wire transfer in available funds of $877,792.86 or $965,572.15 in Bitcoin by December 17, 2018 in full satisfaction of the December Payments due in accordance with the terms of the May Note. The Amortization Payment due on January 2, 2019, in the principal amount of $309,192.71 and interest of $41,924.43 (the “January Payment”), shall be satisfied by the issuance of an aggregate of 877,793 shares of Common Stock (the “January Shares”), as requested by the Holder, in its sole discretion, in whole or in part, provided, that there is an effective registration statement covering such January Shares. Should the Holder not have requested payment of the January Payment in the January Shares noted herein by December 31, 2018, the Company shall remit to the Holder USD via wire transfer in available funds of $351,117.14 or $386,228.85 in Bitcoin by January 2, 2019 in full satisfaction of the January Payment due in accordance with the terms of the May Note. If the Holder requests payment of the December Payments and the January Payment to be made in December Shares and January Shares, respectively, upon the sale of the December Shares and January Shares the Holder’s daily sales shall be limited to not exceed fifteen percent (15%) of the total number of shares of the Company’s Common Stock traded on that day. Further, in the event that the sale of the December Shares and/or the January Shares does not each net to the Holder proceeds at least equal to 103% of the amount of the December Payment and the January Payment, respectively, upon request of the Holder, the Company shall pay the difference to the Holder in cash (the “True-Up Cash”). The Company shall pay the True-Up Cash to the Holder within ten (10) Trading Days after the Holder requests such payments and delivers to the Company a spreadsheet evidencing its trades.

b.	By replacing Section 6(a)(i), which currently provides:

i. any default in the payment of (A) the principal amount of this Note or (B) interest, liquidated damages and other amounts owing to a Holder on this Note, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within seven (7) Trading Days;

And substituting in lieu thereof:

i. any default in the payment of (A) the principal amount of this Note, (B) the True-Up Cash or (C) interest, liquidated damages and other amounts owing to the Holder on this Note, as and when the same shall become due and payable (whether on a Conversion Date, Amortization Payment Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clauses (B) and (C) above, is not cured within seven (7) Trading Days;

3.       Representations and Warranties. When the Company signs this Amendment, the Company represents and warrants to the Holder that: (a) this Amendment is within the Company’s powers, has been duly authorized, does not conflict with any of the Company’s organizational papers and is the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, and (b) that the person or persons executing this Amendment on behalf of the Company are duly appointed officers or other representatives of the Company with authority to execute and deliver this Amendment on behalf of the Company.

4.       Conditions. This Amendment will be effective when all of the following conditions shall have been satisfied, as determined by the Holder in its sole discretion and the Holder shall have accepted this Amendment (notice of which acceptance is hereby waived by the Company).

a.	The Holder has received evidence that the execution, delivery and performance by the Company of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

b.	This Amendment has been executed by the Company and the Holder.

c.	The Company has filed with the Commission a registration statement on Form S-3 (File No. 333-226301), which was declared effective on November 15, 2018, to register the shares of Common Stock underlying the May and July Notes and the 400,000 shares of Common Stock due to the Holder pursuant to the Amendment No. 3 Agreement, dated July 2, 2018, between the Company and the Holder. The Company expressly acknowledges that the 8,000,000 shares of Common Stock underlying the May and July Notes and the 400,000 shares of Common Stock due to the Holder pursuant to the Amendment No. 3 Agreement can be issued via DWAC without a restrictive legend and shall be eligible to trade on the NYSE American exchange.

d.	The Company’s legal counsel shall promptly provide beginning on November 15, 2018 at 9:30 a.m. (Eastern Time) and thereafter, as requested by the Holder, opinion letters necessary to permit the issuance of, and remove any restrictive legend on, any shares of Common Stock to be issued upon the conversion of the May Note.

5.       Effect of Amendment; References.

a.	Except as expressly amended hereby, all of the terms and conditions of the May Note, the July Note and the September Note shall remain unchanged and in full force and effect and the Company hereby reaffirms its obligations under the May Note, the July Note and the September Note, as amended by this Amendment, as applicable, without defense, right of set off or recoupment, claim or counterclaim of any kind or nature (and to the extent there exists any such defense, right of set off or recoupment, claim or counterclaim on the date hereof, the same is hereby forever released, discharged and waived by the Company). The Company hereby reaffirms as of the date hereof its representations and warranties under each of the Transaction Documents.

b.	This Amendment (i) is limited precisely as specified herein and does not constitute nor shall be deemed to constitute a modification, acceptance or waiver of any other provision of the May Note, the July Note and the September Note, (ii) is not intended to be, nor shall it be construed to create, a novation or an accord and satisfaction of any obligation or liability of the Company under the May Note, the July Note and the September Note, and (iii) shall not prejudice or be deemed to prejudice any rights or remedies the Holder may now have or may in the future have under or in connection with the May Note, the July Note and the September Note.

c.	All references in any Transaction Document to any other Transaction Document amended hereby shall be deemed to be a reference to such Transaction Document as amended by this Amendment, if and as applicable.

6.       Miscellaneous.

a.	This Amendment shall be governed by and construed in accordance with the laws of the state provided in the May Agreement.

b.	This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or electronic transmission shall be effective as a delivery of a manually executed counterpart thereof.

c.	The Company shall disclose this Amendment with the Commission by 9:30 a.m. (Eastern Time) on December 10, 2018.

d.	The Company shall reimburse the Holder for its costs in entering into this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized representatives on the date first written above.

DPW HOLDINGS, INC.
By:
Name: Milton C. Ault III
Title: Chief Executive Officer

Facsimile No. for delivery of Notices:

DOMINION CAPITAL LLC
By:
Name: Mikhail Gurevich
Title: Managing Member, Dominion Capital Holdings LLC as Managing Member of Dominion Capital LLC

Facsimile No. for delivery of Notices: